RESOLUTIONS ADOPTED BY UNANIMOUS WRITTEN CONSENT

OF THE BOARD OF DIRECTORS OF

CROWN MARKETING

A Wyoming Corporation

The undersigned, constituting the sole Director of the Corporation acting pursuant to the authority of §17-16-821 of the Wyoming Business Corporation Act, hereby consents to take the following actions and adopts the following recitals and resolutions effective as of August 3, 2015.

WHEREAS, the Board of Directors has determined that social media can play a critical role in marketing the Corporation’s products, and have determined to engage Barry Migliorini as a consultant (the “Consultant”) to market the Corporation’s products in social media, as set forth in the Consulting Agreement (the “Agreement”) attached as Exhibit A to these resolutions; and

WHEREAS, the compensation to be paid to the Consultant will consist of 200 million shares of common stock, to be registered in a Form S-8 (the “Registration Statement”), in accordance with the Agreement and as a compensation plan known as the Social Media Marketing Plan, with the further plan provisions set forth in Exhibit B to these resolutions, which is being delivered to the Consultant herewith.

NOW, THEREFORE, BE IT RESOLVED, that the Corporation issue 200,000,000 shares of common stock in the name of Barry Migliorini, without restrictive legend, pursuant to the Registration Statement; and

RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized to do or cause to be done, all such acts and things and to make, execute and deliver, or cause to be made, executed and delivered, in the name of and on behalf of the Corporation all such agreements, instruments and certificates as such officer and officers may deem necessary, advisable or appropriate to effectuate or carry out the purpose and intent of the foregoing resolutions and to perform the obligations of the Corporation thereunder, such officer or officers' execution of the same to be conclusive evidence of the exercise of the discretionary authority herein conferred.